UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Subsequent to this filing, the following letter was sent by Amgen Inc. to certain institutional holders of our common stock.
We encourage our stockholders to similarly consider this letter when casting their vote.

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320 USA

(805) 447-1000

amgen.com

«DATE»

«SALUTATION» «FIRSTNAME» «LASTNAME»

«COMPANYNAME»

«ADDRESS1»

«ADDRESS2»

«CITY», «STATE» «ZIPCODE»

Dear «SALUTATION» «LASTNAME»:

I want to take a moment to thank you for your investment in Amgen. I typically write around this time of year to provide a short summary of Amgen’s Board of Directors’ recommendations for our Annual Meeting of Stockholders.

2024 was another year of strong execution as we delivered record annual sales for twenty-one of our products and an ambitious research and development program agenda across our four therapeutic areas (General Medicine, Rare Disease, Oncology, and Inflammation).

Highlights for the year include:

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In General Medicine, based on positive MariTideTM (maridebart cafraglutide) Phase 2 data in chronic weight management, we initiated two Phase 3 MariTide clinical trials in adults living with obesity or overweight, with or without Type 2 diabetes in March 2025. A Phase 3 study of olpasiran in patients with atherosclerotic cardiovascular disease (ASCVD) and elevated lipoprotein(a) (Lp(a)) continued to progress, moving us closer to what we hope will be a medicine to reduce cardiovascular risk for patients with Lp(a) elevation.
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In Rare Disease, TEPEZZA®(1) was launched in Japan for the treatment of thyroid eye disease (TED), the first and only medicine approved in Japan for this indication. Based on positive Phase 3 data, UPLIZNA®(1) received FDA Breakthrough Therapy Designation(2) for the treatment of Immunoglobulin G4-related disease (IgG4-RD) and FDA orphan drug designation for the treatment of generalized myasthenia gravis (gMG). UPLIZNA was subsequently approved as the first and only treatment for IgG4-RD in April 2025.
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In Oncology, we launched IMDELLTRA® in the U.S. for the treatment of extensive-stage small cell lung cancer, a hard-to-treat and devastating disease. BLINCYTO® received FDA approval in an additional indication for the treatment of adult and pediatric patients one month or older with CD19-positive Philadelphia chromosome (Ph)-negative B-cell precursor acute lymphoblastic leukemia (B-ALL) in the consolidation phase, regardless of measurable residual disease (MRD) status. Another highlight this year came from the Phase 3 study conducted by the Children's Oncology Group demonstrating that BLINCYTO added to chemotherapy improved three-year, disease-free survival to 96% in newly diagnosed pediatric patients with B-ALL(3) (compared to 88% with chemotherapy alone).
•
In Inflammation, TEZSPIRE®(4) received FDA Breakthrough Therapy Designation based on positive Phase 2 data in chronic obstructive pulmonary disease (COPD), the third leading cause of death in the world, and we initiated Phase 3 studies in March 2025.

(1) Products acquired from our acquisition of Horizon Therapeutics plc (currently known as Horizon Therapeutics Limited) in October 2023.

(2) Breakthrough Therapy Designation is a process designed to expedite the development and review of drugs intended to treat serious conditions and for which preliminary clinical evidence indicates a drug may demonstrate substantial improvement over available therapy on a clinically significant endpoint.

(3) (Ph)-negative National Cancer Institute standard risk B-ALL who have average or higher risk features.

(4) TEZSPIRE is being developed in collaboration with AstraZeneca plc.

Manufacturing Excellence: We are investing in our manufacturing network, including our facility in Ohio and our cutting-edge drug plant in North Carolina, to expand our capacity to meet future demand. These facilities incorporate our latest innovative approaches, enabling them to be constructed at lower cost and greater speed as compared to traditional facilities, and cost less to operate with reduced carbon emissions, energy and water requirements and waste. These sites are also creating attractive manufacturing jobs in the United States while enabling us to reliably deliver transformative therapies for patients.

Our Commitment to Our Patients and Communities: Through the Amgen Safety Net Foundation and our corporate philanthropy, we assist eligible patients around the world to obtain the medicines they need but cannot afford. The science education programs funded by the Amgen Foundation have reached over 50 million students and teachers globally, helping to inspire the next generation of innovators.

We accomplished these objectives while maintaining a disciplined approach to capital allocation, investing in long-term growth and reducing our debt and returning capital to our stockholders.

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We invested $6.0 billion in research and development and $1.1 billion in capital expenditures.
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We reduced our debt outstanding by $4.5 billion.
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We returned $5.0 billion of capital to our stockholders, including $4.8 billion in dividends.

Voting Matters and Board Recommendations

By now, you should have received the proxy statement for our upcoming Annual Meeting of Stockholders to be held on May 23, 2025. I would like to ask for your support by voting with the following recommendations of our Board of Directors:

FOR each Director Nominee	Item 1:	Election of the 12 nominees to serve on our Board until the 2026 annual meeting of stockholders.
FOR	Item 2:	Advisory vote to approve our executive compensation.
FOR	Item 3:	Ratification of Ernst & Young LLP as our independent registered public accountants.

As you consider your vote, below is a summary of our corporate governance and compensation practices:

Our Board consists of a group of highly qualified leaders in their respective fields. Reflecting our Board’s commitment to refreshment, our Board has appointed eight new directors since 2016 and we have an average Board tenure of ~7.2 years.

Continuous Board	8	new directors	100%	Independent directors on key standing committees
Refreshment		since 2016

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All of our director nominees have senior leadership experience at large organizations, and have gained significant and diverse management experience.
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Many of our director nominees also have public company experience, an understanding of corporate governance practices and trends, and bring unique perspectives to the Board.
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A number of our director nominees have extensive scientific and healthcare expertise relevant to our industry, including pioneering scientific research and experience leading important academic and healthcare institutions.

We are committed to corporate governance best practices overseen by our highly experienced and independent Board.

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We have a highly independent Board (11 of our 12 director nominees are independent) and only independent Board members serve on our key standing committees.(5)
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Our lead independent director, Robert A. Eckert, has substantial and specific duties and has been elected by our Board to serve as the lead independent director in 2025 subject to his re-election to the Board by stockholders.
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A director serving as our CEO should not serve on more than two outside public company boards and no director should serve on more than five public company boards. As part of its nominating process, the Governance and Nominating Committee conducts an annual review of director commitment levels and shares its findings with the Board. Currently, our CEO serves on one outside public company board and no director serves on more than two outside public company boards.

We have a long-standing practice of stockholder engagement and our Board has a history of responsiveness to stockholder feedback.

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We have a long-standing practice of stockholder engagement throughout the year and at our Annual Meeting. Consistent with prior years’ practices, since our 2024 annual meeting of stockholders, we have engaged in governance-focused outreach activities and discussions with stockholders comprising ~51% of our outstanding shares.
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In addition to our stockholders electing our Board annually by majority voting and having rights to act by special meeting, written consent, and proxy access, as well as our robust recoupment mechanisms, informed by engagement with our stockholders, we have expanded and enhanced a number of our disclosures, including those related to our: alignment of compensation program with strategic priorities; drug pricing practices; patents for our five top selling products; tax strategy; and oversight of political contributions, memberships in trade and industry associations, and lobbying.

We have implemented compensation best practices, including:

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A substantial majority of our Named Executive Officer (NEO) compensation is performance-based (including 80% of total target equity, of which 50% is in the form of three-year performance awards and 30% in the form of stock options).
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Our equity incentive plan provides that our equity awards are subject to a minimum vesting period of no less than one year for 95% of equity awards granted, with most equity grants vesting over four years to emphasize the long-term performance focus of our LTI equity award program and enhance retention.
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We have robust stock ownership and retention guidelines.
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We have a clawback policy providing for the mandatory recovery from our Section 16 officers, including our NEOs, of erroneously awarded incentive-based executive compensation including past cash bonuses and performance unit payouts granted, earned, or vested, wholly or in part, upon the attainment of any financial reporting measure that is the subject of a financial restatement.(6)
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We also have strong recoupment provisions for misconduct that permit a determination that cash incentive awards are not earned and to facilitate the forfeiture and cancellation of unvested or unexercised equity awards.(7)

Executive compensation is aligned with our business strategy and is performance-based.

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We pay for performance with a mix of incentives and targets (financial and operational) and pay outcomes reflect the achievements of our NEOs against our near- and long-term performance.
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76% of our CEO’s 2024 target direct compensation and 70% of our other NEOs’ target direct compensation was based solely on our Company’s performance.
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92% of our CEO’s 2024 target direct compensation and 83% of our other NEOs’ target direct compensation is “at-risk.”
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Our Compensation and Management Development Committee approves annual Company goals that are designed to focus our NEOs and all of our staff members on delivering our financial and operational objectives to drive annual performance, advance strategic priorities, and position us for longer-term success.

(5) Key standing committees of the Board include the Audit, Compensation and Management Development, Corporate Responsibility and Compliance, and Governance and Nominating Committees.

(6) Our clawback policy is available on our website at https://wwwext.amgen.com/about/how-we-operate/corporate-governance/amgen-policy-on-recovery-of-erroneously-awarded-compensation and filed in our Form 10-K for the year ended December 31, 2024. Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this document.

(7) Granted after December 31, 2020.

Continued retention of Ernst & Young LLP as our independent registered public accountants is in the best interest of the Company and its stockholders.

Our Audit Committee periodically considers whether there should be a rotation of our independent registered public accountants. Each year, the Audit Committee evaluates the performance of the independent registered public accountants and determines after such evaluation whether to re-engage the current independent registered public accountants. Based on this evaluation, the Audit Committee believes that the continued retention of our independent registered public accountants is in the best interests of the Company and its stockholders.

***

Our 2025 Annual Meeting of Stockholders will be held virtually. Although the meeting will not be held in person, we will, of course, afford you the opportunity to participate, including a meaningful opportunity to ask questions.

I realize there are many demands on your time and want to thank you for your attention. We would welcome the opportunity to discuss any of our proxy statement voting matters with you. Please do not hesitate to contact Justin Claeys, Vice President, Investor Relations, by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions.

Sincerely,

Robert A. Bradway

Chairman of the Board,

Chief Executive Officer and President

«SECONDNAME»